Exhibit 99.1

Intermec Appoints Jim McDonnell as Senior Vice President of Global Sales

Accomplished Industry Sales Executive Will Lead Intermec’s Global Sales Organization

EVERETT, Wash.--(BUSINESS WIRE)--January 5, 2010--Intermec, Inc. today announced that Jim McDonnell has joined the company as Senior Vice President of Global Sales. He will lead Intermec’s efforts for continued growth with new and existing customers, and will oversee the sales, OEM, channel strategy and business operations worldwide. McDonnell will report to Intermec CEO, Pat Byrne.

“I am delighted to welcome Jim to Intermec to lead our global sales organization. His extensive experience in building sales organizations, winning in the marketplace, and working with channel partners for mutual success will make a significant contribution to the company’s long-term growth,” said Byrne.

Jim McDonnell joins Intermec after a 26-year career of growth and accomplishment at Hewlett-Packard where he has held leadership roles across several HP divisions which represented billions of dollars in revenue for the company. In his most recent position as Vice President of Global Sales-Enterprise Storage and Servers Group, Jim was responsible for the sales of enterprise products for HP worldwide. Prior to that, he was Vice President of the Solution Partners Organization, leading commercial channels sales for HP’s commercial products (servers, storage, services, networking, PCs, and printers).

From 2002 to 2004, Jim was VP of Marketing and Sales for the Personal Systems Group and was responsible for the worldwide marketing and sales of HP personal computers, smart handheld, mobile, wireless, digital entertainment, and emerging technologies. Previous to that, Jim held positions in sales and marketing leadership in HP’s Commercial Customer Organization and as a division marketing manager of the Network Server Division. Jim also spent six years at General Electric in sales and marketing roles.

McDonnell brings a wealth of strategic and hands-on experience in global sales, marketing, customer engagement, channel, and enterprise management to Intermec. In his role as Senior Vice President of Global Sales, Jim will play an important role in defining and delivering Intermec’s sales direction and responsible for a worldwide network of channel partner including key accounts, resellers, distributors, and technology alliances.

“I am very excited to join Pat and the Intermec team,” said McDonnell. “Intermec’s innovative technology, business solutions pipeline, solid customer base, and new sales opportunities provide a strong foundation upon which the company will continue to drive innovative and robust growth. I look forward to contributing to that success and being part of this world-class organization.”

About Intermec

Intermec Inc. (NYSE:IN) develops and integrates products, services and technologies that identify, track and manage supply chain assets and information. Core technologies include rugged mobile computing and data collection systems, bar code printers, label media, and RFID. The company’s products and services are used by customers in many industries worldwide to improve the productivity, quality and responsiveness of business operations. For more information about Intermec, visit www.intermec.com or call 800-347-2636.

CONTACT:
Intermec, Inc.
Kellen Davison, 425-265-2172
kellen.davison@intermec.com
www.intermec.com